Exhibit 5.1

TELEPHONE: 1-310-712-6600 FACSIMILE: 1-310-712-8800 WWW.SULLCROM.COM	1888 Century Park East Los Angeles, California 90067-1725 NEW YORK • PALO ALTO • WASHINGTON, D.C. BRUSSELS • FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

August 29, 2022

Jacobs Solutions Inc.,

1999 Bryan Street, Suite 1200,

Dallas, Texas 75201.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 30,251,782 shares (the “Securities”) of Common Stock, par value $1.00 per share, of Jacobs Solutions Inc., a Delaware corporation (the “Company”), issuable pursuant to the Jacobs Engineering Group Inc. 1999 Outside Director Stock Plan, the Jacobs Engineering Group Inc. 1999 Stock Incentive Plan, the Jacobs Engineering Group Inc. 1989 Employee Stock Purchase Plan and the Amended and Restated Jacobs Engineering Group Inc. (StreetLight) 2011 Stock Plan (the “Plans”), as assumed by the Company in accordance with the terms of an Agreement and Plan of Merger, dated as of August 26, 2022, by and among the Company, Jacobs Engineering Group Inc., a Delaware corporation, and JSI Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Company, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that, when Post-Effective Amendment No. 1 on Form S-8 (the “Post-Effective Amendment”) to Registration Nos. 333-264663, 333-209860, 333-195708, 333-187677, 333-157014, 333-157015, 333-123448, 333-107344, 333-216176, 333-38974, 333-01317, 333-72977, 333-60296 and 333-38984 on Form S-8 relating to the Securities (the “Registration Statements”) has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the Company’s certificate of incorporation and the applicable Plans so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly issued and sold as contemplated by the Post-Effective Amendments to the Registration Statements and the applicable Plans, the Securities will be validly issued, fully paid and nonassessable.

Jacobs Solutions Inc.	-2-

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP